Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, dated March 16, 2015

Supplementing the Preliminary Prospectus Supplement, dated March 16, 2015

Registration No. 333-202769

Pricing Term Sheet

March 16, 2015

This pricing term sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated March 16, 2015, relating to these securities (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement, including financial information, is deemed to have changed to the extent affected by the changes described herein. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Vulcan Materials Company

4.50% Notes due 2025

Issuer:	Vulcan Materials Company

Title of Security:	4.50% Notes due 2025

Principal Amount:	$400,000,000

Coupon:	4.50%

Yield to Maturity:	4.50%

Benchmark Treasury:	2.000% due February 15, 2025

Spread to Benchmark Treasury:	+240 bps

Price to Public:	100% plus accrued interest, if any, from March 30, 2015

Interest Payment Dates:	April 1 and October 1 of each year, beginning on October 1, 2015

Record Dates:	March 15 and September 15

Trade Date:	March 16, 2015

Settlement Date:	March 30, 2015 (T+10)

We expect that delivery of the notes will be made to investors on or about March 30, 2015, which will be the tenth business day following the date of this pricing term sheet (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or on the next six succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Maturity Date:	April 1, 2025

Optional Redemption:

Make-Whole Call:	At any time prior to January 1, 2025, the greater of par and make-whole at the Treasury Rate plus 50 basis points

Par Call:	At any time on or after January 1, 2025, at par

CUSIP:	929160 AS8

ISIN:	US929160 AS87

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Goldman, Sachs & Co. Regions Securities LLC

Denominations:	$2,000 and integral multiples of $1,000

Form of Offering:	SEC Registered

The issuer has filed a registration statement (including a prospectus) and the related Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com.

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